Exhibit 10.32

RENEWAL 2021-2022

Commercial Net Lease for Part of Building

1. Names. This lease is made by BAEZ-PAVON INS. GROUP LLC, Landlord and LA ROSA REALTY LLC, Tenant.

2. Premises Being Leased. Landlord is leasing to Tenant and Tenant is leasing from Landlord the following premises:

3388 MAGIC OAK LN

SARASOTA FL 34232

☒ Part of Building Only. Specifically, Tenant is leasing the Two office spaces (Left) of the building.

☐ Shared Facilities. As part of this lease, Tenant and Tenant’s employees and customers may use the following additional facilities in common with other tenants, employees, and customers:

☒	Parking spaces:	Side of Building_______________________.
☒	Restroom facilities:	_______________________________________.
☐	Storage areas:	_______________________________________.
☐	Hallways, stairways, and elevators:	_______________________________________.
☒	Conference rooms:	_______________________________________.
☐	Other:	_______________________________________.

3. Term of Lease. This lease begins on January 1ST 2021 and ends on January 1ST 2022.

4. Rent. Tenant will pay rent in advance on the 1ST day of each month. Tenant’s first rent payment will be on January 1ST 2021 in the amount of $800 00. Tenant will pay rent of $800.00 per month thereafter.

☒ Tenant will pay this rental amount for the entire term of the lease.

☐  Rent will increase each year, on the anniversary of the starting date in paragraph 3, as follows:

5. Option to Extend Lease

☒ First Option. Landlord grants Tenant the option to extend this lease for an additional 1 years. To exercise this option, Tenant must give Landlord written notice on or before December 1ST 2021. Tenant may exercise this option only if Tenant is in substantial compliance with the terms of this lease. Tenant will lease the premises on the same terms as in this lease except as follows:

Renewal Terms will be Negotiated

©nolo NOLO www.nolo.com	LF140 Commercial Net Lease 5-15, Pg.1

☐ Second Option. If Tenant exercises the option granted above, Tenant will then have the option to extend this lease for _________ years beyond the first option period. To exercise this option, Tenant must give Landlord written notice on or before _____________. Tenant may exercise this option only if Tenant is in substantial compliance with the terms of this lease. Tenant will lease the premises on the same terms as in this lease except as follows:

6. Security Deposit. Tenant has deposited $800.00 IN 2020 with Landlord as security for Tenant’s performance of this lease. Landlord will refund the full security deposit to Tenant within 14 days following the end of the lease if Tenant returns the premises to Landlord in good condition (except for reasonable wear and tear) and Tenant has paid Landlord all sums due under this lease. Otherwise, Landlord may deduct any amounts required to place the premises in good condition and to pay for any money owed to Landlord under the lease.

7. Improvements by Landlord

☐ Before the lease term begins, Landlord (at Landlord’s expense) will make the repairs and improvements listed in Attachment 1 to this contract.

☒ Tenant accepts the premises in “as is” condition. Landlord need not provide any repairs or improvements before the lease term begins.

8. Improvements by Tenant. Tenant may make alterations and improvements to the premises after obtaining the Landlord’s written consent. At any time before this lease ends, Tenant may remove any of Tenant’s alterations and improvements, as long as Tenant repairs any damage caused by attaching the items to or removing them from the premises.

9. Tenant’s Use of Premises. Tenant will use the premises for the following business purposes:

Real Estate office space only including business meetings

Tenant may also use the premises for purposes reasonably related to the main use.

10. Landlord’s Representations. Landlord represents that:

A. At the beginning of the lease term, the premises will be properly zoned for Tenant’s stated use and will be in compliance with all applicable laws and regulations.

B. The premises have not been used for the storage or disposal of any toxic or hazardous substance, and Landlord has received no notice from any governmental authority concerning removal of any toxic or hazardous substance from the property.

11. Utilities and Services.

A. Separately Metered Utilities. Tenant will pay for the following utilities and services that are separately metered or billed to Tenant: N/A

☐   Water

☐   Electricity

☐   Gas

☐   Heating Oil

LF140 Commercial Net Lease 5-15, Pg.2

☐    Trash Collection

☐   Other: ____________________

B. Other Utilities. Tenant will pay _____% of the following utilities and services that are not separately metered to Tenant:

☐   Water

☐   Electricity

☐   Gas

☐   Heating Oil

☐   Trash collection

☒  Other: $50.00 per month for internet service

Tenant will pay for these utilities in monthly installments on or before the 1ST day of each month, in advance, in an amount estimated by Landlord. Every N/A months, Landlord will give Tenant copies of the bills sent to Landlord. If Tenant’s share of the actual costs for utilities and services exceeds the amount paid in advance by Tenant, Tenant will pay Landlord the difference within 30 days. If Tenant has paid more than Tenant’s share of the actual costs, Tenant will receive a credit for the overage, which will be applied to reduce the next installments due from Tenant.

12. Maintenance and Repair of Common Areas. Landlord will maintain and make all necessary repairs to the common areas of the building and adjacent premises and keep these areas safe and free of trash. This includes:

☒   On-site parking areas

☐   Off-site parking areas

☒   Restroom facilities

☐   Storage areas

☐   Hallways, stairways, and elevators

☒   Conference rooms

☐   Sidewalks and driveways

☐   Other: _____________________

Tenant will pay Landlord N/A % of the cost of such maintenance and repairs. Tenant will pay these amounts in monthly installments on or before the __________ day of each month, in advance, in an amount estimated by Landlord. Within 90 days after the end of each lease year, Landlord will give Tenant a statement of the actual amount of Tenant’s share of such costs for such period. If Tenant’s share of the actual costs exceeds the amount paid in advance by Tenant, Tenant will pay Landlord the difference within 30 days. If Tenant has paid more than Tenant’s share of the actual costs, Tenant will receive a credit for the overage, which will be applied to reduce the next installments due from Tenant.

13. Maintenance and Repair of Leased Premises. Landlord will maintain and make all necessary repairs to the following parts of the building in which the leased premises are located:

☐   Roof

☐   Foundation and structural components

☐   Exterior walls

☒   Interior common walls

☐   Exterior doors and windows

©nolo NOLO www.nolo.com	LF140 Commercial Net Lease 5-15, Pg.3

☒   Plumbing system

☐   Sewage disposal system

☒   Electrical system

☒   Heating, ventilating, and air-conditioning systems

☐   Sprinkler system

☐   Other: _______________________

Tenant will maintain and repair the leased premises and keep the leased premises in good repair except for those items specified above as being Landlord’s responsibility.

14. Insurance

A. Landlord will carry fire and extended coverage insurance on the building. Tenant will pay Tenant’s proportionate share (N/A %) of such insurance within ten days after receiving a statement from Landlord as to the cost.

B. Tenant will carry public liability insurance, which will include Landlord as a party insured. The public liability coverage for personal injury will be primary to any insurance maintained by landlord, and in at least the following amounts: Tenant must carry own insurance

•	$1,000,000 per occurrence.
•	$1,000,000 in any one year.

C. Landlord and Tenant release each other from any liability to the other for any property loss, property damage, or personal injury to the extent covered by insurance carried by the party suffering the loss, damage, or injury.

D. Tenant will give Landlord a copy of all insurance policies that this lease requires Tenant to obtain.

15. Taxes

A. Tenant will pay 0 % of all taxes and assessments that may be levied or assessed against the building and the land for the period of the lease. Tenant will pay these taxes and assessments in monthly installments on or before the _______ day of each month, in advance, in an amount estimated by Landlord. Landlord will give Tenant copies of the tax bills and assessments as Landlord receives them. If Tenant’s share of the actual taxes and assessments exceeds the amount paid in advance by Tenant, Tenant will pay Landlord the difference within 30 days. If Tenant has paid more than Tenant’s share of the actual taxes and assessment, Tenant will receive a credit for the overage, which will be applied to reduce the next installments due from Tenant. Taxes and assessments to be paid by Tenant will be prorated on a due date basis and will be assumed to cover a period of one year from the due date.

B. Tenant will pay all personal property taxes levied and assessed against Tenant’s personal property.

16. Subletting and Assignment. Tenant will not assign this lease or sublet any part of the premises without the written consent of Landlord. Landlord will not unreasonably withhold such consent.

17. Damage to Premises

A. If the premises are damaged through fire or other cause not the fault of Tenant, Tenant will owe no rent for any period during which Tenant is substantially deprived of the use of the premises.

B. If Tenant is substantially deprived of the use of the premises for more than 90 days because of such damage, Tenant may terminate this lease by delivering written notice of termination to Landlord.

18. Notice of Default. Before starting a legal action to recover possession of the premises based on Tenant’s default, Landlord will notify Tenant in writing of the default. Landlord will take legal action only if Tenant does not correct the default within ten days after written notice is given or mailed to Tenant.

LF140 Commercial Net Lease 5-15, Pg.4

19. Quiet Enjoyment. As long as Tenant is not in default under the terms of this lease, Tenant will have the right to occupy the premises peacefully and without interference. Tenant acknowledges that it must conduct itself so as not to interfere with other tenants’ rights to quiet enjoyment.

20. Eminent Domain. This lease will become void if any part of the leased premises or the building in which the leased premises are located are taken by eminent domain. Tenant has the right to receive and keep any amount of money that the agency taking the premises by eminent domain pays for the value of Tenant’s lease, its loss of business, and for moving and relocation expenses.

21. Holding Over. If Tenant remains in possession after this lease ends, the continuing tenancy will be from month to month.

22. Disputes

☐   Litigation. If a dispute arises, either party may take the matter to court.

☒  Mediation and Possible Litigation. If a dispute arises, the parties will try in good faith to settle it through mediation conducted by

☐   _________________________________.

☒   a mediator to be mutually selected.

The parties will share the costs of the mediator equally. Each party will cooperate fully and fairly with the mediator and will attempt to reach a mutually satisfactory compromise to the dispute. If the dispute is not resolved within 30 days after it is referred to the mediator, either party may take the matter to court.

☒  Mediation and Possible Arbitration. If a dispute arises, the parties will try in good faith to settle it through mediation conducted by

☐   __________________________________.

☒  a mediator to be mutually selected.

The parties will share the costs of the mediator equally. Each party will cooperate fully and fairly with the mediator and will attempt to reach a mutually satisfactory compromise to the dispute. If the dispute is not resolved within 30 days after it is referred to the mediator, either party may take the matter to court.

☐   _________________________________.

☒ a mediator to be mutually selected.

Judgment on the arbitration award may be entered in any court that has jurisdiction over the matter. Costs of arbitration, including lawyers’ fees, will be allocated by the arbitrator.

Landlord need not participate in mediation or arbitration of a dispute unless Tenant has paid the rent called for by this lease or has placed any unpaid rent in escrow with an agreed upon mediator or arbitrator.

23. Additional Agreements. Landlord and Tenant additionally agree that:

As of Nov 1st 2021 there will be a third office space leased for the use of real estate activities with an additional $400 per month rental amount.

24. Entire Agreement. This is the entire agreement between the parties. It replaces and supersedes any and all oral agreements between the parties, as well as any prior writings.

25. Successors and Assignees. This lease binds and benefits the heirs, successors, and assignees of the parties.

©nolo NOLO www.nolo.com	LF140 Commercial Net Lease 5-15, Pg.5

26. Notices. All notices must be in writing. A notice may be delivered to a party at the address that follows a party’s signature or to a new address that a party designates in writing. A notice may be delivered:

☒   in person

☒   via email, at the addresses provided below

☐    by certified mail, or

☐    by overnight courier.

27. Governing Law. This lease will be governed by and construed in accordance with the laws of the state of Florida.

28. Counterparts. The parties may sign several identical counterparts of this lease. Any fully signed counterpart shall be treated as an original.

29. Modification. This lease may be modified only by a writing signed by the party against whom such modification is sought to be enforced.

30. Waiver. If one party waives any term or provision of this lease at any time, that waiver will be effective only for the specific instance and specific purpose for which the waiver was given. If either party fails to exercise or delays exercising any of its rights or remedies under this lease, that party retains the right to enforce that term or provision at a later time.

31. Severability. If any court determines that any provision of this lease is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this lease invalid or unenforceable, and shall be modified, amended, or limited only to the extent necessary to render it valid and enforceable.

Dated: 11|16|2020

LANDLORD		TENANT

Name of Business:	BAEZ-PAVON FNS GROUP LLC	Name of Business:	LA ROSA REALTY LLC
at		at	1420 Celebration Blvd Suite 200 Celebration, FL 34747

By:	/s/ Julissa baez -pavon	By:	/s/ Joe La Rosa
Printed Name:	Julissa baez -pavon	Printed Name:	Joe La Rosa
Title:	MBR	Title:	CEO
Address:	3388 Magic Oak LN FL 34232 Sarasota	Address:	1420 Celebration Blvd Suite 200 Celebration, FL 34747
Email:	Julissa.Baez.Pavon@gmail.com	Email:	joe@larosarealtycorp.com

☐ GUARANTOR

By signing this lease, I personally guarantee the performance of all financial obligations of _______ under this lease.

Dated:
Printed Name:	Title:
Address:
Email:

LF140 Commercial Net Lease 5-15, Pg.6